Filed Pursuant to Rule 433
Registration Statement No. 333-218604-2
November 2, 2017

Please find the summary of the indicative terms for our November offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse's ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our November offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See "Selective Risk Considerations" herein and "Selected Risk Considerations" in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

BROKERAGE OFFERINGS

Product Description	CUSIP	Trade Date	Offering Closes	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.5Y SPX RTY Contingent Coupon Autocallable Yield Notes 75% American barrier, [6.00-8.00]% p.a. coupon paid quarterly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BN74	11/14/17	11/14/17 11AM EST	5/17/19	1.50%	U2390	U2390
1.25Y XBI Contingent Coupon Autocallable Yield Notes 70% American barrier, [8.50-10.50]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BMK6	11/27/17	11/27/17 11AM EST	2/28/19	1.50%	U2375	U2375
1.25Y RTY SX5E Contingent Coupon Autocallable Yield Notes 75% American barrier, [7.00-9.00]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BMG5	11/27/17	11/24/17 1:30PM EST	2/28/19	1.50%	U2373	U2373
1.5Y SPX RTY Contingent Coupon Autocallable Yield Notes 75% American barrier, [6.00-8.00]% p.a. coupon paid quarterly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BNJ8	11/27/17	11/27/17 11AM EST	5/30/19	1.50%	U2397	U2397
1.5Y RTY XOP Contingent Coupon Autocallable Yield Notes 60% American barrier, [10.00-12.00]% p.a. coupon paid quarterly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BN66	11/27/17	11/27/17 11AM EST	5/30/19	1.50%	U2389	U2389
2.5Y XOP XBI Contingent Coupon Autocallable Yield Notes 50% American barrier, [9.50-11.50]% p.a. coupon paid quarterly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BMB6	11/27/17	11/27/17 11AM EST	5/29/20	1.75%	U2372	U2372
3Y XBI XLK Contingent Coupon Callable Yield Notes 70% European barrier [10.00-11.00]% p.a. contingent coupon paid semi-annually (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BMW0	11/17/17	11/17/17 11AM EST	11/27/20	2.00%	U2385	U2385
5Y SPX RTY Contingent Coupon Callable Yield Notes 70% European barrier [5.75-7.75]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BNA7	11/27/17	11/27/17 11AM EST	11/30/22	3.00%	U2393	U2393

GROWTH ALTERNATIVES
13M SPX RTY Buffered Accelerated Return Equity Securities 10% buffer, 150% upside participation rate to a maximum return of [9.00-11.00]%, 1% loss of principal for every 1% decline in the lowest performing underlying beyond the buffer	22550BME0	11/27/17	11/27/17 11AM EST	1/2/19	1.50%	K911	K911
2Y SPX Buffered Accelerated Return Equity Securities 10% buffer, 200% upside participation rate to a maximum return of [11.00-13.00]%, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BML4	11/27/17	11/27/17 11AM EST	12/3/19	1.75%	K912	K912
3.5Y RTY Digital Buffered Notes 20% buffer, [15.00-18.00]% fixed payment percentage if the final level is equal to or greater than the buffer level, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BNL3	11/27/17	11/27/17 11AM EST	6/2/21	2.00%	K917	K917
5Y SPX RTY Absolute Return Digital Barrier Securities 60% European barrier, [30.00-35.00]% fixed payment percentage if the final level of each underlying is equal to or greater than its initial level, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs and a return based on the absolute value of the underlying return of the lowest performing underlying if a knock-in event does not occur.	22550BMF7	11/27/17	11/27/17 11AM EST	12/1/22	3.00%	T1137	T1137
5Y RTY INDU Accelerated Barrier Notes 70% European barrier, [170.00-180.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BMH3	11/27/17	11/27/17 11AM EST	12/1/22	3.00%	T1138	T1138

FEE BASED OFFERINGS

Product Description	CUSIP	Trade Date	Offering Closes	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes 75% American barrier, [7.50-9.50]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BN82	11/14/17	11/14/17 11AM EST	2/19/19	0.00%	U2391	U2391
1Y XBI Contingent Coupon Autocallable Yield Notes 70% American barrier, [10.00-12.00]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in the underlying beyond the initial level if a knock-in event occurs	22550BMR1	11/30/17	11/30/17 11AM EST	12/3/18	0.00%	U2378	U2378
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes 75% American barrier, [7.50-9.50]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BN90	11/30/17	11/30/17 11AM EST	3/5/19	0.00%	U2392	U2392
1.25Y RTY SX5E Contingent Coupon Autocallable Yield Notes 70% American barrier, [8.00-10.00]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BNB5	11/30/17	11/29/17 4PM EST	3/5/19	0.00%	U2394	U2394
1.5Y RTY XOP Contingent Coupon Autocallable Yield Notes 65% American barrier, [10.75-12.75]% p.a. coupon paid quarterly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BNK5	11/30/17	11/30/17 11AM EST	6/5/19	0.00%	U2398	U2398
2.5Y XOP XBI Contingent Coupon Autocallable Yield Notes 50% American barrier, [11.00-13.00]% p.a. coupon paid quarterly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BMP5	11/30/17	11/30/17 11AM EST	6/5/20	0.00%	U2377	U2377
3Y SPX XBI Contingent Coupon Callable Yield Notes 60% European barrier [9.00-11.00]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BMN0	11/30/17	11/30/17 11AM EST	12/7/20	0.00%	U2376	U2376
5Y RTY SX5E Contingent Coupon Callable Yield Notes 70% European barrier [7.00-9.00]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BNE9	11/30/17	11/29/17 4PM EST	12/5/22	0.00%	U2395	U2395

GROWTH ALTERNATIVES
1.5Y SPX Buffered Accelerated Return Equity Securities 10% buffer, 200% upside participation rate to a maximum return of [10.50-12.50]%, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BMM2	11/30/17	11/30/17 11AM EST	6/4/19	0.00%	K913	K913
2.5Y SX5E Buffered Accelerated Return Equity Securities 10% buffer, [130.00-135.00]% upside participation rate, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BNC3	11/30/17	11/29/17 4PM EST	6/3/20	0.00%	K916	K916
4Y RTY INDU Absolute Return Barrier Securities 70% European barrier, [140.00-150.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs and a return based on the absolute value of the lowest performing underlying if a knock-in event does not occur.	22550BMQ3	11/30/17	11/30/17 11AM EST	12/3/21	0.00%	T1139	T1139
5Y SPX RTY Absolute Return Digital Barrier Securities 60% European barrier, [40.00-45.00]% fixed payment percentage if the final level of each underlying is equal to or greater than its initial level, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs and a return based on the absolute value of the underlying return of the lowest performing underlying if a knock-in event does not occur.	22550BND1	11/30/17	11/30/17 11AM EST	12/5/22	0.00%	T1144	T1144
5Y RTY INDU Accelerated Barrier Notes 70% European barrier, [200.00-210.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BNG4	11/30/17	11/30/17 11AM EST	12/5/22	0.00%	T1146	T1146

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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